Exhibit 13(a)(4)(ii)

Deloitte & Touche LLP 695 Town Center Drive Suite 1000 Costa Mesa, CA 92626 USA Tel: 714 436 7100 Fax: 714 436 7200 www.deloitte.com

November 5, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Exhibit 13(a)(4)(i) of The Desta Multi-Alternative Fund’s Form N-CSR filing dated November 8, 2019, and have the following comments:

1.	We agree with the statements made in paragraphs one, two, four, and the first sentence of paragraph three of Exhibit 13(a)(4)(i)

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of paragraph three of Exhibit 13(a)(4)(i)

Yours truly,